                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration no. 333-01223

            Prospectus Supplement to Prospectus dated April 3, 1996.

                                  $500,000,000

                              LUCENT TECHNOLOGIES

                       5.50% Notes due November 15, 2008lucent technologies logo

                           -------------------------

This is an offering of 5.50% Notes due November 15, 2008 by Lucent Technologies Inc. ("Lucent"). The Notes will be general, unsecured, unsubordinated obligations of Lucent. Interest on the Notes will be paid on May 15 and November 15 of each year. Interest will begin to accrue from November 24, 1998. Interest payments will begin on May 15, 1999. Each Note will be issued only in book-entry form and will collectively be represented by one or more Global Notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Notes will not be represented in definitive form. Beneficial interests will be shown on and transfers will be effected only through records maintained by DTC and its participants. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Notes will not be redeemable prior to maturity.
                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                                                                PER NOTE            TOTAL
                                                               ----------        ------------
Initial Public Offering Price*.............................      99.562%         $497,810,000
Underwriting Discounts and Commissions.....................       0.650%         $3,250,000
Net Proceeds to Lucent.....................................      98.912%         $494,560,000

*Plus accrued interest from November 24, 1998, if any.
                           -------------------------

The Underwriters expect to deliver the Notes in book-entry form only through the facilities of DTC in New York, New York, on or about November 24, 1998, against payment in immediately available funds.
GOLDMAN, SACHS & CO.
                            BEAR, STEARNS & CO. INC.
                                                               J.P. MORGAN & CO.
                           -------------------------

                 Prospectus Supplement dated November 19, 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Lucent is subject to the information requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports or other information that Lucent files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D. C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D. C. and other locations. Lucent's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including Lucent's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying Prospectus. Any information that we file later with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, will automatically update and supersede the information in this Prospectus Supplement and the accompanying Prospectus.

The following documents have been filed by Lucent with the SEC (File No. 1-11639) and are incorporated by reference into this Prospectus Supplement.

(1) Lucent's Annual Report on Form 10-K for the Fiscal Year ended September 30, 1997

(2) Lucent's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1997, March 31, 1998 and June 30, 1998

(3) Lucent's Current Report on Form 8-K filed November 19, 1998

Copies of the above documents, along with exhibits specifically incorporated by reference by this Prospectus Supplement or the Prospectus and the Company's 1997 Annual Report to Shareowners, may be obtained without charge from the Secretary's Department, Lucent Technologies Inc., 600 Mountain Avenue, Murray Hill, New Jersey 07974 (telephone number: 908-582-8500).

                                  THE COMPANY

The information contained in this section is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this Prospectus Supplement and the Prospectus.

Lucent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories, one of the world's foremost industrial research and development organizations.

                                USE OF PROCEEDS

The Company intends to use the net proceeds from the sale of the Notes for refunding a portion of its outstanding commercial paper. On September 30, 1998, Lucent's commercial paper had an effective average interest rate of 5.52%.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited ratios of earnings to fixed charges of the Company and its subsidiaries.

12-month period ended September 30, 1998..................  5.6
12-month period ended September 30, 1997..................  4.2
 9-month period ended September 30, 1996..................  2.1
12-month period ended December  31, 1995..................   *
12-month period ended December  31, 1994..................  3.2

---------------
* For the year ended December 31, 1995, the ratio of earnings to fixed charges computation indicates that earnings were inadequate to cover fixed charges by $1,154 million. The year ended December 31, 1995 includes pre-tax restructuring and other charges of $2,801 million.

The earnings to fixed charges ratio was computed as follows: fixed charges, plus income before income taxes, minus (a) interest calculated during the period and
(b) Lucent's share of the undistributed income in less-than-fifty percent owned affiliates, divided by total interest (including capitalized interest) plus the portion of rentals representative of the interest factor.

                            DESCRIPTION OF THE NOTES

Information in this section should be read in conjunction with the statements under "Description of the Notes" in the Prospectus.

GENERAL

The Notes:

     - mature on November 15, 2008.

     - bear an interest rate of 5.50% per annum.

     - are issued pursuant to an Indenture dated April 1, 1996 between Lucent and the Bank of New York, as Trustee, and represent a new and separate series under the Indenture.

     - will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

     - represent unsecured and unsubordinated debt.

     - will rank equally with Lucent's other unsecured and unsubordinated indebtedness.

     - are not redeemable prior to maturity.

     - are not subject to any sinking fund.

     - will be issued in fully registered form, except in certain limited circumstances (described in the "Book Entry System" section immediately following). In these circumstances the Notes may be issued in definitive form and principal and interest payments will be made according to alternative arrangements.

Interest:

     - is payable on May 15 and November 15 of each year, payable to the persons in whose names the Notes are registered at the close of business on May 1 and November 1, as the case may be, prior to the payment date.

     - payments begin on May 15, 1999 and interest begins to accrue from November 24, 1998.

BOOK-ENTRY SYSTEM

The Notes will be represented by one or more Global Securities. Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of DTC or it's nominee. Except under certain limited circumstances described below, the Notes will not be issued in definitive form.

As long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that Global Security for all purposes under the Indenture. Except under certain limited circumstances described below, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture.

Upon the issuance of a Global Security, DTC will credit the accounts of persons designated by the Underwriters on its book-entry registration and transfer system with the respective principal amounts of the Notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, DTC's or its nominee's records (with respect to interests of Participants) and on Participant's records (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws and their limitations may impair the ability to transfer beneficial interests in a Global Security.

Principal and interest payments on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. None of Lucent, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Lucent expects that DTC or its nominee, upon receipt of any payment of principal or interest, will immediately credit each Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on its records. Lucent also expects that payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

If DTC is at any time unwilling or unable to continue as depository with respect to any Global Security and Lucent does not appoint a successor depository within 90 days, Lucent will issue Notes in definitive form in exchange for the entire Global Security. In addition, Lucent may at any time and in its sole discretion determine not to have the Notes represented by a Global Security and, in such event, will issue Notes in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Notes in definitive form represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by Lucent.

Interest on any Notes issued in definitive form will be payable at the office of the Trustee, 101 Barclay Street, New York, NY 10286, or at such other place or places as may be designated pursuant to the Indenture, provided that Lucent, at its option, may pay interest other than interest due at maturity by check mailed to registered holders. At the maturity of the Notes, the principal thereof, together with accrued interest thereon, will be payable in immediately available funds upon surrender thereof at the office of the Trustee or at such other place or places as may be designated pursuant to the Indenture.

                                  UNDERWRITING

Lucent and the Underwriters named below have entered into an Underwriting Agreement dated November 19, 1998 with respect to the Notes. Subject to certain conditions, Lucent has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth in the following table:

                                                     PRINCIPAL
                                                       AMOUNT
UNDERWRITER                                           OF NOTES
-----------                                       ----------------
Goldman, Sachs & Co. ...........................    $250,000,000
Bear, Stearns & Co. Inc. .......................     150,000,000
J.P. Morgan Securities Inc. ....................     100,000,000
                                                    ------------
          Total.................................    $500,000,000
                                                    ============

Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes if any are taken.

Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this Prospectus Supplement. Any Notes sold to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and other selling terms.

The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from Lucent in the offering. The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Lucent estimates that its share of the total expenses of the offering of the Notes, excluding underwriting discounts and commissions will be approximately $240,000.

In the ordinary course of their respective businesses certain of the Underwriters and their affiliates have engaged and may in the future engage in various banking and financial services for and commercial transactions with the Company and its affiliates.

Lucent has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

The validity of the Notes offered in this Prospectus Supplement, as well as certain other legal matters, will be passed upon for Lucent by Pamela F. Craven, Vice President-Law, of the Company. As of October 31, 1998, Pamela F. Craven owned 548 shares of Lucent Common Stock and options and stock units for 158,334 shares of Lucent Common Stock. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York. Such firm from time to time acts as counsel for Lucent and its subsidiaries.

                                    EXPERTS

The audited consolidated financial statements and financial statement schedule included in the Company's Annual Report on Form 10-K, for the fiscal year ended September 30, 1997 have been incorporated herein by reference in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

PROSPECTUS

                              $3,500,000,000
                            LUCENT TECHNOLOGIES
                            NOTES AND WARRANTS

                            ------------------------

     Lucent Technologies Inc. (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell from time to time notes, debentures and other debt securities (the "Notes") of the Company, and Warrants (the "Warrants") to purchase Notes, for an aggregate offering price of up to $3,500,000,000, or the equivalent thereof in one or more foreign currencies or currency units, on terms to be determined at the time of sale. The specific designation, aggregate principal amount, maturities, rates or method of calculating rates and time of payment of interest, purchase price, any terms for redemption or repayment, the currencies or currency units in which the Notes are denominated or payable, whether the Notes are issuable in registered form or bearer form (with or without interest coupons) or both, or in uncertificated form, whether Notes initially will be represented by a single temporary or permanent global Note, the duration, purchase price, exercise price and detachability of any Warrants, and the agent, dealer or underwriter, if any, in connection with the sale of, and any other terms with respect to, the Notes and/or Warrants in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Notes or Warrants to be made directly or through agents.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     If an agent of the Company or a dealer or an underwriter is involved in the sale of the Notes or Warrants in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Notes or Warrants less such commission in the case of an agent, the purchase price of such Notes or Warrants in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Notes and Warrants will be the purchase price of Notes and Warrants sold, less the aggregate of agents' commissions and dealers' and underwriters' discounts and other expenses of issuance and distribution. The net proceeds to the Company from the sale of Notes and Warrants are also set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.
                            ------------------------

April 3, 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at 13th Floor, 7 World Trade Center, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Such material can also be inspected at the New York Stock Exchange. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.
                            ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the SEC (File No. 1-11639) and are incorporated herein by reference.

     (1) The Company's Registration Statement on Form 10 (No. 1-11639) filed with the Commission on February 26, 1996 (the "Form 10") including the exhibits thereto, as amended by Amendment No. 1 thereto filed on Form 10/A on March 12, 1996 and Amendment No. 2 thereto filed on Form 10/A on March 22, 1996 and Amendment No. 3 thereto filed on Form 10/A on April 1, 1996.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes and Warrants shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     COPIES OF THE ABOVE DOCUMENTS, OTHER THAN EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES, MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY'S DEPARTMENT, LUCENT TECHNOLOGIES INC., 600 MOUNTAIN AVENUE, MURRAY HILL, NEW JERSEY 07974 (TELEPHONE NUMBER 908-582-8500).

                                  THE COMPANY

     The Company was incorporated in November 1995 under the laws of the State of Delaware and has its principal executive offices at 600 Mountain Avenue, Murray Hill, New Jersey 07928 (telephone number 908-582-8500).

     The Company is one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. The Company is a global market leader in the sale of public telecommunications network systems, business communications systems and microelectronic components for communications applications. Further, the Company is the largest supplier in the United States of telecommunications products for consumers. In addition, the Company supports network operators and businesses with engineering, installation, maintenance and operations support services. The Company's research and development activities are conducted through Bell Laboratories, which consists of approximately three-quarters of the total resources of AT&T's former Bell Laboratories division.

     The Company's systems for network operators enable network operators to provide wireline and wireless local, long-distance and international voice, data and video services. The Company's networks include switching, transmission and cable systems packaged and customized with application software, operations support systems and associated professional services. The Company's business systems are primarily customer premises-based telecommunications systems that enable businesses to communicate within and between locations. The Company designs, develops and sells high-performance integrated circuits, electronic power systems and optoelectronic components for communications applications, both for other manufacturers and for incorporation into its own systems and products. In addition, the Company offers a wide range of communications products in the United States for consumers and small businesses, including corded, cordless and cellular telephones, telephone answering systems and related accessories.

     The Company is a majority owned subsidiary of AT&T Corp. ("AT&T"). AT&T has announced its intention, subject to the satisfaction of certain conditions, to divest its ownership interest in the Company by December 31, 1996 by means of a tax-free distribution to its shareholders.

                              RECENT DEVELOPMENTS

     The Company's business is highly seasonal, with revenue and net income concentrated in the fourth quarter of the year. Consequently, during the three quarters ending in March, June and September, the Company historically has not been as profitable as in the quarter ending in December, and the Company traditionally incurs losses in the first quarter. Such seasonality also causes the Company's cash flow requirements to vary greatly from quarter to quarter.

     In the first quarter of 1996, the Company expects to incur a net loss before cumulative effects of accounting changes, net of taxes in the range of $100 million to $140 million as compared to a net loss of $22 million in the first quarter of 1995. For the second quarter of 1996, the Company expects that it may earn substantially less than the $159 million earned in the second quarter of 1995, resulting in a loss for the first half of 1996. There are several factors influencing the significantly lower operating results anticipated for the first half of 1996: (i) one-time expenses associated with the Company's transition to operation as an independent publicly held company, including replication and modification of information, payroll and financial systems, and development of corporate identity programs; (ii) increased selling, general and administrative expenses associated with plans that pre-date the Company's restructuring decisions; (iii) the planned increase in expenditure by the Company for research and development; and (iv) one-time costs associated with the integration of the businesses purchased from Philips Electronics NV in February 1996. The impact on selling, general and administrative expenses of the actions taken in connection with the Company's strategic reorganization is not expected to be realized until the second quarter of 1996 and subsequent periods.

                                USE OF PROCEEDS

     The Company intends to use the proceeds from the sale of the Notes and Warrants towards refunding of debt, capital expenditures and general corporate purposes. The specific use of proceeds will be indicated in the accompanying Prospectus Supplement hereto. The amount and timing of the sales of the Notes and Warrants will depend on market conditions and the availability of other funds to the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the unaudited historical ratios of earnings to fixed charges of the Company and its subsidiaries.

      YEAR ENDED DECEMBER 31,
  --------------------------------
  1995   1994   1993   1992   1991
  ----   ----   ----   ----   ----
   --    3.2    2.8    1.7     --

     For the purpose of calculating the ratio: (i) earnings have been calculated by adding fixed charges to income before income taxes, and by deducting therefrom interest capitalized during the period and the Company's share of the undistributed income in less-than-fifty-percent-owned affiliates; and (ii) fixed charges comprise total interest (including capitalized interest) and the portion of rentals representative of the interest factor. For the years ended December 31, 1995 and 1991, the ratio computations indicate that earnings were inadequate to cover fixed charges by $1,154 million and $1,529 million, respectively. The years ended December 31, 1995 and 1991 include pre-tax restructuring and other charges of $2,801 million and $1,006 million, respectively.

                            DESCRIPTION OF THE NOTES

     The Notes are to be issued under an indenture (the "Indenture"), dated as of April 1, 1996, between the Company and The Bank of New York, as Trustee (the "Trustee").

     A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by, reference to all the provisions of the Indenture. References are to the Indenture, and wherever particular provisions are referred to, such provisions are incorporated by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

GENERAL

     The Indenture does not limit the aggregate principal amount of Notes which may be issued thereunder and provides that the Notes may be issued from time to time in one or more series. Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the Notes being offered thereby including: (1) the aggregate principal amount of such Notes; (2) the percentage of their principal amount at which such Notes will be sold; (3) the date(s) on which such Notes will mature, or whether such Notes are payable on demand; (4) the rate(s) per annum at which such Notes will bear interest, if any, or the method of calculating such rate or rates of interest; (5) the times at which such interest, if any, will be payable; (6) the terms for redemption or early repayment, if any; (7) the denominations in which such Notes are authorized to be issued; (8) the coin or currency in which the Notes are denominated, which may be a composite currency such as the European Currency Unit; (9) any provision enabling payments of the principal of or any premium or interest on the Notes in a coin or currency other than the currency in which the Notes are denominated, including a non-U.S. dollar denominated currency; (10) the manner in which the amount of payments of principal of and any premium or interest on the Notes is to be determined if such determination is to be made with reference to one or more indexes; (11) whether such Notes are issuable in registered form ("registered Notes") or bearer form (with or without interest coupons) ("bearer Notes") or both, and whether such Notes shall be uncertificated; (12) whether any series of Notes will be represented by one or more temporary or permanent global securities and, if so, whether any such global securities will be in registered or bearer form, the identity of the depository for such global security or securities and the method of transferring beneficial interests in such global security or securities; (13) if a temporary global security is to be issued with respect to a series or any portion thereof, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive Notes of the series and the terms upon which interest in a permanent global security, if any, may be exchanged for definitive Notes of the series; (14) information with respect to book-entry procedures, if any; (15) whether and under what circumstances the Company will pay additional amounts on any Notes held by a person who is not a United States person in respect of taxes or similar charges withheld and, if so, whether the Company will have the option to redeem such Notes rather than pay such additional amounts; and (16) any other terms, including any terms which may be required by or advisable under United States laws and regulations or advisable in connection with the marketing of the Notes of such series, which will not be inconsistent with the provisions of the Indenture.

     Notes of any series may be registered Notes or bearer Notes or both as specified in the terms of the series. Additionally, Notes of any series may be represented by a single global note registered in the name of a depository's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depository and its participants. Notes of any series may also be uncertificated. Unless otherwise indicated in the Prospectus Supplement, no bearer Notes (including Notes in permanent global bearer form, as described below) will be offered, sold, resold or delivered, directly or indirectly, to persons who are within the United States or its possessions or to any United States person in connection with their original issuance or their exchange for a portion of a temporary or permanent global Note. For purposes of this Prospectus, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     Unless otherwise indicated in the Prospectus Supplement, principal and interest, if any, will be payable at the office of one or more paying agents as specified in the Prospectus Supplement; provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register of the Notes. To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest, if any, on bearer Notes will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at the office of a paying agent of the Company located outside of the United States and its possessions. The Company will maintain one or more such agents for a period of two years after the principal of such bearer Notes has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which the bearer Notes and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice.

     Bearer Notes and the coupons related thereto will be transferable by delivery. Unless otherwise indicated in the Prospectus Supplement, registered Notes will be transferable at the office of one or more transfer or paying agents as specified in the Prospectus Supplement.

     The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Unless otherwise indicated in the Prospectus Supplement, the Notes will be issued only in denominations of $25,000, or the equivalent thereof in the case of Notes denominated in a foreign currency or currency unit (rounded downward to an integral multiple of 1,000 units of such foreign currency or currency unit), and any integral multiple of $1,000 over $25,000, or, in the case of Notes denominated in a foreign currency or currency unit, 1,000 units of such currency or currency unit, or in such other denominations, not less than $25,000, as may be specified in the terms of Notes of any particular series. No service charge will be made for any transfer or exchange of such Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Notes may be issued as original issue discount Notes (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such original issue discount Notes will be described in the Prospectus Supplement relating thereto.

     Registered Notes may be exchanged for an equal aggregate principal amount of registered Notes of the same series having the same date of maturity, interest rate, original issue date and other terms in such authorized denominations as may be requested upon surrender of the registered Notes to a transfer agent of the Company as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent.

     To the extent permitted by the terms of a series of Notes authorized to be issued in registered form and bearer form, bearer Notes may be exchanged for an equal aggregate principal amount of registered or bearer Notes of the same series having the same date of maturity, interest rate, original issue date and other terms in such authorized denominations as may be requested upon delivery of the bearer Notes with all unpaid coupons relating thereto to a transfer or paying agent of the Company as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent. Registered Notes will not be exchangeable for bearer Notes.

TEMPORARY GLOBAL NOTES

     If so specified in the Prospectus Supplement, all or any portion of the Notes of a series that are issuable as bearer Notes initially will be represented by one or more temporary global Notes, without interest coupons, to be deposited with a common depository in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), and CEDEL S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such Notes (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary global Note and described in the Prospectus Supplement, the interest in such temporary global Note will be exchangeable for definitive Notes in bearer form, registered form, or permanent global form, or any combination thereof, as specified in the Prospectus Supplement.

     The Prospectus Supplement will set forth the procedures by which interest in respect of any portion of a temporary global Note payable in respect of an Interest Payment Date (as defined in such Prospectus Supplement) occurring prior to the issuance of definitive Notes will be paid.

PERMANENT GLOBAL NOTES

     If any Notes of a series are issuable in either bearer or registered permanent global form, the Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Note may exchange such interests for Notes of such series and of like tenor and principal amount in any authorized form and denomination. A person having a beneficial interest in a permanent global Note, except with respect to payment of principal of, premium, if any, and any interest on such permanent global Note, will be treated as a holder of such principal amount of outstanding Notes represented by such permanent global Note as shall be specified in a written statement of the holder of such permanent global Note, or in the case of a permanent global Note in bearer form, of Euroclear or CEDEL which is produced to the Trustee by such person. Principal of, premium, if any, and any interest on a permanent global Note will be payable in the manner described in the Prospectus Supplement.

COVENANTS

     Limitation on Secured Indebtedness. The Company covenants in the Indenture that it will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness without securing the Notes equally and ratably with such Secured Indebtedness unless immediately thereafter the aggregate amount of all Secured Indebtedness (not including Secured Indebtedness with which the Notes are equally and ratably secured or Secured Indebtedness which is concurrently being retired) and the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions (as further described below) would not exceed 15% of Consolidated Net Tangible Assets. (Section 4.03)

     Limitation on Sale and Leaseback Transactions. The Company covenants in the Indenture that it will not, and will not permit any Restricted Subsidiary to, enter into any lease longer than three years (not including leases of newly acquired, improved or constructed property) covering any Principal Property of or any Restricted Subsidiary that is sold to any other person in connection with such lease, unless either (a) immediately thereafter, the sum of (i) the discounted present value of all net rentals payable under all such leases entered into after January 31, 1996 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) and
(ii) the aggregate amount of all Secured Indebtedness (not including Secured Indebtedness with which the Notes are equally and ratably secured) does not exceed 15% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (x) the net proceeds to the Company or a Restricted Subsidiary from such sale and (y) the discounted present value of all net rentals payable thereunder, is applied within 180 days to the retirement of long-term debt of the Company or a Restricted Subsidiary (other than such debt which is subordinate to the Notes or which is owing to the Company or a Restricted Subsidiary). (Section 4.04)

     Certain Definitions. "Secured Indebtedness" means indebtedness of the Company or any Restricted Subsidiary for borrowed money secured by any lien upon (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or the stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness: (i) outstanding on February 1, 1996 secured by liens (or arising from conditional sale or other title retention agreements) existing on that date; (ii) incurred after January 31, 1996 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements; (iii) secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition thereof; (iv) owing to the Company or any other Restricted Subsidiary; (v) secured by liens existing at the time a corporation becomes a Restricted Subsidiary; (vi) incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision thereof; and (vii) constituting any replacement, extension or renewal of any such indebtedness (to the extent such indebtedness is not increased). "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by the Company or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to the Company or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 1.25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to the Company and its Restricted Subsidiaries taken as a whole, or in which the interest of the Company and all its subsidiaries does not exceed 50%. "Consolidated Net Tangible Assets" means the total assets of the Company and its subsidiaries, less current liabilities and certain intangible assets (other than product development costs). "Restricted Subsidiary" means (i) any Subsidiary of the Company which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of the Company and all its Subsidiaries exceeds 1.25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after January 31, 1996 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary and (ii) any other Subsidiary designated by the Board of Directors of the Company as a Restricted Subsidiary. "Subsidiary" means any corporation a majority of the voting shares of which are at the time owned or controlled directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries. (Section 1.01)

     Limitation on Consolidation, Merger, Sale or Conveyance of Assets. Nothing in the Indenture shall prevent any consolidation of the Company with, or merger of the Company into, any other corporation or corporations (whether or not affiliated with the Company), or successive consolidations or mergers to which the Company or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of the property of the Company (including stock of subsidiaries) as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with the Company) authorized to acquire and own or operate the same; provided that the Company covenants in the Indenture that upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of (and premium, if any) and interest on all of the Notes of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company shall be expressly assumed, by supplemental indenture executed and delivered to the Trustee by the corporation formed by such consolidation, or into which the Company shall have been merged, or which shall have acquired such property. The Indenture does not contain any covenants or provisions which would afford protection to Noteholders in the event of a highly leveraged transaction. (Section 5.01)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein in respect of any series of Notes shall have happened and be continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Notes of such series may declare the principal of all of the Notes of such series to be due and payable. (Section 6.01).

     Events of Default in respect of the Notes of any series are defined in the Indenture as being: default for 90 days in payment of any interest installment when due; unless otherwise specified in the Prospectus Supplement with respect to the Notes of any series, default in payment of principal of or premium, if any, on Notes of such series when due; default for 90 days after written notice to the Company by the Trustee or by the holders of 25% in principal amount of the outstanding Notes of such series in performance of any agreement in the Notes or Indenture in respect of such series; and certain events of bankruptcy, insolvency and reorganization. (Section 6.01)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Notes, give to the holders of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in payment on any of the Notes of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such series. The term "default" for the purpose of this provision means any event which is, or after notice or passage of time or both would be, an Event of Default. (Section 7.05)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Notes to act with the required standard of care, to refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it. (Section 7.01)

     The Indenture provides that the holders of a majority in principal amount of the outstanding Notes of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 6.06)

     In certain cases, the holders of a majority in principal amount of the outstanding Notes of a series may on behalf of the holders of all Notes of such series waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except among other things a default in payment of the principal of, premium, if any, or interest on, any of the Notes of such series. (Sections 6.01 and 6.06)

     The terms for any series of Notes may provide that the holders of Notes of such series shall act as one class together with the holders of Notes of one or more other series in voting, giving notice, waiving, giving directions or taking any other specified, permitted or authorized action.

DISCHARGE AND DEFEASANCE

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Notes issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee as trust funds an amount in cash sufficient to pay at maturity (or upon redemption) the principal of and interest on such Notes. (Section 8.01)

     In the case of any series of Notes the exact amounts (including the currency of payment) of principal of and interest due on such series can be determined at the time of making the deposit referred to below, the Company at its option may also (i) discharge any and all of its obligations to holders of such series of Notes ("defeasance") on the 91st day after the conditions set forth below have been satisfied, but may not thereby avoid its duty to register the transfer or exchange of such series of Notes, to replace any temporary, mutilated, destroyed, lost or stolen Notes of such series or to maintain an office or agency in respect of such series of Notes, or (ii) be released with respect to such series of Notes from the obligations imposed by the covenants described under "Covenants" above ("covenant defeasance"). Defeasance and covenant defeasance may be effected only if, among other things, (i) the Company irrevocably deposits with the Trustee as trust funds (a) money in an amount, (b) in the case of Notes payable only in U.S. Dollars, U.S. Government Obligations which through the payment of interest and principal in respect thereof will provide money in an amount or (c) a combination of (a) and (b), certified by a nationally recognized firm of independent public accountants to be sufficient to pay each installment of principal of and interest on all outstanding Notes of such series on the dates such installments of principal and interest are due; and (ii) the Company delivers to the Trustee an opinion of independent counsel to the effect that the holders of such series of Notes will not recognize gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred (which opinion may include or be based on a ruling to that effect received from or published by the Internal Revenue Service). "U.S. Government Obligations" means (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America. (Sections 1.01 and 8.02)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Notes of each series affected thereby (with such series voting as a separate class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Notes of each such series, except that no such supplemental indenture may, without the consent of each holder affected, among other things, change the maturity of any Notes, or change the principal amount thereof, or any premium thereon, or change the rate or change the time of payment of interest thereon, make any Note payable in money other than that stated in the Note, or reduce the aforesaid percentage of outstanding Notes. (Sections 9.01 and 9.02)

CONCERNING THE TRUSTEE

     The Company may from time to time maintain lines of credit, and have other customary banking relationships, with The Bank of New York, the Trustee under the Indenture.

                          DESCRIPTION OF THE WARRANTS

     The Company may issue Warrants for the purchase of Notes. Warrants may be issued independently or together with any Notes offered by any Prospectus Supplement and may be attached to or separate from such Notes. The Warrants will be issued under a Warrant Agreement to be entered into between the Company and a bank or trust company, as Warrant Agent, and may be issued in one or more series, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summaries of certain provisions of the form of Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the form of Warrant Agreement (including the form of certificate evidencing the Warrants ("Warrant Certificate")), copies of which are filed as exhibits to the Registration Statement.

GENERAL

     If Warrants are offered, the Prospectus Supplement will describe the following terms of the Warrants offered hereby (to the extent such terms are applicable to such Warrants): (i) the offering price; (ii) the coin or currency for which Warrants may be purchased, which may be a composite currency such as the European Currency Unit; (iii) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire or, if the Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable; (iv) whether the Warrants will be issuable in registered or bearer form or both and whether the Warrants will be issued in temporary and/or permanent global form, or in uncertificated form;
(v) the designation, aggregate principal amount, currency or currency unit and other terms of the Notes purchasable upon exercise of the Warrants and, if such Notes are issuable in bearer form, restrictions applicable to the purchase of Notes in bearer form upon exercise of the Warrants; (vi) the designation and terms of the Notes with which the Warrants are issued and the number of Warrants issued with each such Note; (vii) the date on and after which the Warrants and the related Notes will be separately transferable; (viii) the principal amount of Notes purchasable upon exercise of one Warrant and the price at which and currency or currency units in which such principal amount of Notes may be purchased upon such exercise; (ix) United States Federal income tax consequences; and (x) any other terms of the Warrants, including any terms which may be required or advisable under United States laws or regulations.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Notes purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Notes purchasable upon such exercise or to enforce covenants in the Indenture.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such principal amount of Notes at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time up to 5:00 P.M. New York time on the date set forth in the Prospectus Supplement relating to such Warrants. After such time on the date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Notes purchasable upon such exercise. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and payment at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Notes purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Notes and Warrants being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through dealers, or
(iv) through underwriters. Any or all of the foregoing may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     Offers to purchase the Notes and Warrants may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the Notes and/or Warrants in respect of which this Prospectus is delivered will be named, and any commission payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements, which may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If a dealer is utilized in the sale of the Notes and/or Warrants in respect of which this Prospectus is delivered, the Company will sell such Notes and/or Warrants to the dealer, as principal. The dealer may then resell such Notes and/or Warrants to the public (or to other dealers for resale to the public at prices to be determined by such other dealers) at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If the sale is accomplished through an underwriter or underwriters, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Notes and/or Warrants from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on a specified future date. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Except as otherwise provided in the Prospectus Supplement, Contracts will not be subject to any conditions except that the purchase by an institution of the Notes covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of the Notes and/or Warrants pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Notes and/or Warrants in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                             FOR FLORIDA RESIDENTS

     AT&T, the parent of the Company, provides telecommunications services between the United States and Cuba jointly with Empresa de Telecomunicaciones Internacionales de Cuba ("EMTELCUBA"), the Cuban telephone company, pursuant to all applicable U.S. laws and regulations. All payments due EMTELCUBA are handled in accordance with the provisions of the Cuban Assets Control Regulations and the Cuban Democracy Act of 1992 and specific licenses issued thereunder. AT&T is the sole owner of the Cuban American Telephone and Telegraph Company ("CATT"), a Cuban corporation. CATT owns cable facilities between the United States and Cuba that were activated on November 25, 1994.

     This information is accurate as of the date hereof. Current information concerning the Company's and its affiliates' business dealings with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Division of Securities and Investor Protection of the Florida Department of Banking and Finance, the Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-9805.

                                 LEGAL OPINIONS

     Richard J. Rawson, Senior Vice President and General Counsel of the Company, is passing upon the legality of the Notes and Warrants for the Company.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries at December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 incorporated by reference in this Prospectus and Registration Statement have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing.

            -------------------------------------------------------
            -------------------------------------------------------

     You should read this Prospectus Supplement along with the accompanying Prospectus. You should rely only on the information provided in these documents or incorporated by reference. Neither Lucent nor any Underwriter has authorized anyone else to provide you with different or additional information in connection with the offer of the Notes. We are not making an offer of the Notes in any state in which such an offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus Supplement or the Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement or the Prospectus, as the case may be.

                           -------------------------

                               TABLE OF CONTENTS

                                         Page
        Prospectus Supplement            ----

Incorporation of Certain Documents by
  Reference..........................    S-2
The Company..........................    S-3
Use of Proceeds......................    S-3
Ratio of Earnings to Fixed Charges...    S-3
Description of the Notes.............    S-3
Underwriting.........................    S-6
Legal Matters........................    S-7
Experts..............................    S-7
                 Prospectus

Available Information................      2
Incorporation of Documents by
  Reference..........................      2
The Company..........................      3
Recent Developments..................      3
Use of Proceeds......................      4
Ratio of Earnings to Fixed Charges...      4
Description of the Notes.............      4
Description of the Warrants..........     10
Plan of Distribution.................     11
For Florida Residents................     12
Legal Opinions.......................     12
Experts..............................     12

            -------------------------------------------------------
            -------------------------------------------------------
            -------------------------------------------------------
            -------------------------------------------------------
                                  $500,000,000

                            LUCENT TECHNOLOGIES INC.

                                  5.50% Notes
                             due November 15, 2008
                               ------------------

                                      LOGO
                              LUCENT TECHNOLOGIES
                                                 Bell Labs Innovations

                               ------------------

                              GOLDMAN, SACHS & CO.

                            BEAR, STEARNS & CO. INC.
                               J.P. MORGAN & CO.
            -------------------------------------------------------
            -------------------------------------------------------